Exhibit 99

Ingredion Incorporated	NEWS RELEASE
5 Westbrook Corporate Center
Westchester, IL 60154	CONTACT:
Investors: Heather Kos, 708-551-2592
Media: Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS SOLID SECOND QUARTER 2015 RESULTS

•                  Second quarter 2015 reported and adjusted EPS were $1.47 and $1.53, respectively, up from $1.35 reported in the second quarter 2014

•                  Year-to-date 2015 reported and adjusted EPS were $2.62 and $2.83, respectively, up from $2.31 reported in the year-ago period

•                  2015 adjusted EPS guidance narrowed to $5.60-$5.90, including acquisition EPS accretion and excluding associated acquisition-related costs

WESTCHESTER, Ill., July 30, 2015 - Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the second quarter 2015.

“We are pleased with the second quarter results which were highlighted by higher specialty volumes, good operating efficiency, and strong earnings per share growth,” said Ilene Gordon, chairman, president and chief executive officer. “Although we experienced foreign-exchange headwinds across all four regions, our business model continues to work. In fact, operating income improved in North America, South America, and Asia Pacific.

“We remain confident in our 2015 outlook. Strong specialty volumes, improved product mix, disciplined cost management, and the impacts of the first quarter acquisition of Penford Corporation are expected to drive bottom-line growth.

“As we continue to execute our strategic blueprint, we are well positioned for further growth, especially in our higher-value ingredients that address key consumer trends. Our pending acquisition of Kerr Concentrates, Inc., a producer of natural fruit and vegetable concentrates, purees and essences, is another step to broaden our portfolio of wholesome, clean-label ingredient solutions, which consumers are increasingly demanding. The Penford integration remains on track for at least $20 million in annualized cost synergies and the underlying

-more-

business is performing well. Our expectation for adjusted EPS for the year, including accretion resulting from both transactions, is narrowed to $5.60-$5.90, excluding the associated acquisition-related costs,” Gordon added.

Diluted Earnings Per Share (EPS)

	2Q14	2Q15	1H14	1H15
Reported EPS	$1.35	$1.47	$2.31	$2.62
Acquisition/Integration costs	—	0.07	—	0.22
Adjusted EPS*	$1.35	$1.53	$2.31	$2.83

*Totals may not foot due to rounding

Estimated factors affecting change in adjusted EPS

	2Q15	1H15
Margin	0.32	0.72
Volume	0.03	0.08
Foreign exchange	(0.14)	(0.24)
Other income/(expense)	(0.06)	(0.09)
Total operating items	0.15	0.47

Financing costs	0.01	0.03
Shares outstanding	0.07	0.12
Tax rate	(0.05)	(0.11)
Non-controlling interest	—	0.01
Total non-operating items	0.03	0.05
Total items affecting EPS	0.18	0.52

Financial Highlights

•                  At June 30, 2015, total debt and cash and short-term investments were $2.2 billion and $677 million, respectively, versus $1.8 billion and $614 million, respectively, at December 31, 2014.

•                  During the second quarter of 2015, net financing costs were $16 million, or $1 million lower than the year-ago period due to the benefit of interest rate swaps.

•                  The second quarter reported and adjusted effective tax rates were 30.3 percent and 30.5 percent, respectively, compared to a 28.1 percent reported effective tax rate in the year-ago period.

•                  Capital expenditures, net of disposals, were $128 million in the first half of 2015, $12 million higher than in the year-ago period.

•                  During the first half of the year, the Company repurchased approximately 364,000 shares of common stock for $29 million.

Business Review

Total Ingredion

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
Second quarter	1,483	-111	95	-18	1,449	-2%
Year-to-date	2,840	-188	152	-25	2,779	-2%

Net Sales

•                  Net sales were down in the second quarter as a result of changes in foreign currency-exchange rates and the pass through of lower corn costs, partially offset by pricing in South America and acquisition-related volume growth.

•                  Year-to-date net sales were down as a result of changes in foreign currency-exchange rates and the pass through of lower corn costs, partially offset by pricing in South America to compensate for currency headwinds and volume growth, both organic and acquisition-related.

Operating income

•                  Second quarter reported and adjusted operating income were $173 million and $180 million, respectively.  These were six percent and 11 percent increases, respectively, compared to $163 million of reported operating income in the second quarter of 2014.  The increases in operating income were primarily due to: Penford-related and strong specialty volumes; margin expansion in North America; and pricing actions in South America. These positives were partially offset by the negative effect of foreign exchange.

•                  Year-to-date 2015 reported and adjusted operating income were $312 million and $336 million, respectively. These were 10 percent and 18 percent increases, respectively, compared to $285 million of year-to-date 2014 reported operating income.  The increases in operating income were primarily due to Penford-related and strong specialty volumes and margin expansion in North America.

North America

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
Second quarter	820	-14	98	-35	869	6%
Year-to-date	1,556	-27	149	-55	1,623	4%

Operating income

•                  Second quarter operating income increased from $110 million to $127 million. Higher specialty and acquisition-related volumes, lower corn costs, and lower manufacturing expenses due to operational efficiencies accounted for the increase.

•                  Year-to-date operating income increased from $176 million to $229 million. Higher organic and acquisition-related volumes, lower corn costs, lower manufacturing expenses due to operational efficiencies, and nonrecurrence of costs attributable to the adverse weather effects in the first quarter of last year drove the increase.

South America

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
Second quarter	305	-68	-11	24	250	-18%
Year-to-date	599	-115	-23	47	508	-15%

Operating income

•                  Operating income in the second quarter was $20 million, up 22 percent, or $4 million, largely as a result of increased pricing and good cost discipline, offset by the foreign-exchange impact, higher input costs, and weaker demand.

•                  Year-to-date operating income was $45 million, down $2 million, largely as a result of weaker demand. Increased pricing mitigated both the foreign-exchange impact and higher input costs resulting from inflationary effects.

Asia Pacific

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
Second quarter	203	-13	7	-5	192	-6%
Year-to-date	389	-20	23	-13	379	-3%

Operating income

•                  Second quarter operating income was $28 million, up slightly from a year ago. Year-to-date operating income was $54 million, also up slightly from a year ago. In both periods, foreign-exchange impacts were offset by increased volume and margin expansion.

Europe, Middle East, Africa (EMEA)

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
Second quarter	155	-16	1	-2	138	-11%
Year-to-date	296	-26	3	-4	269	-9%

Operating income

•                  Second quarter operating income was $23 million, down from $25 million a year ago.  Year-to-date operating income was $45 million, down $1 million from a year ago. In both periods, higher volumes and good cost management were offset by foreign-exchange impacts.

2015 Guidance

2015 adjusted EPS, including anticipated $0.08-$0.12 per share accretion resulting from the Penford and Kerr acquisitions but excluding acquisition-related costs, is expected to be in the range of $5.60 to $5.90 compared to adjusted EPS of $5.20 in 2014.  The guidance assumes: overall improvement in North America, modest improvement in Asia Pacific, South America in line, and EMEA down slightly given anticipated unfavorable changes in currency rates; an effective tax rate of 29 - 31 percent; and earnings per share accretion attributable to the 2014 accelerated share repurchase program.  Sales of higher-value specialty ingredients are expected to continue to contribute to margin expansion.

In 2015, cash generated by operations and capital expenditures are expected to be approximately $650-$700 million and $300 million, respectively.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Jack Fortnum, chief financial officer.

The call will be webcast in real time, and will include a visual presentation accessible through the Ingredion website at www.ingredion.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE:INGR) is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients and biomaterial solutions. With customers in more than 100 countries, Ingredion serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including potato starch, tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses, including the Penford business; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.  Factors relating to the acquisition of Penford Corporation that could cause actual results and developments to differ from expectations include that the anticipated benefits of the acquisition, including synergies, may not be realized; and that the integration of Penford’s operations with our operations may be materially delayed or may be more costly or difficult than expected.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
(In millions, except per share amounts)	2015	2014	%	2015	2014	%
Net sales before shipping and handling costs	$1,535.6	$1,568.2	(2)%	$2,945.6	$3,003.0	(2)%
Less: shipping and handling costs	86.7	85.5	1%	166.5	163.2	2%
Net sales	$1,448.9	$1,482.7	(2)%	$2,779.1	$2,839.8	(2)%
Cost of sales	1,130.3	1,186.8	(5)%	2,179.8	2,294.1	(5)%
Gross profit	$318.6	$295.9	8%	$599.3	$545.7	10%

Operating expenses	144.3	137.2	5%	276.3	269.6	2%
Other (income) expense, net	1.8	(3.9)		0.6	(8.8)
Restructuring charge	—	—		10.4	—
Operating income	$172.5	$162.6	6%	$312.0	$284.9	10%
Financing costs, net	16.3	17.2	(5)%	30.4	33.8	(10)%
Income before income taxes	$156.2	$145.4	7%	$281.6	$251.1	12%
Provision for income taxes	47.3	40.8		87.1	71.3
Net income	$108.9	$104.6	4%	$194.5	$179.8	8%
Less: Net income attributable to non-controlling interests	2.2	2.0	10%	4.2	4.6	(9)%
Net income attributable to Ingredion	$106.7	$102.6	4%	$190.3	$175.2	9%

Earnings per common share attributable to Ingredion Common Shareholders:

Weighted average common shares outstanding:
Basic	71.6	74.9		71.6	74.8
Diluted	72.7	76.0		72.8	75.9

Earnings per common share of Ingredion:
Basic	$1.49	$1.37	9%	$2.66	$2.34	14%
Diluted	$1.47	$1.35	9%	$2.62	$2.31	13%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	June 30, 2015	December 31, 2014
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$657	$580
Short-term investments	20	34
Accounts receivable — net	795	762
Inventories	736	699
Prepaid expenses	28	21
Deferred income taxes	40	48
Total current assets	2,276	2,144

Property, plant and equipment — net	2,082	2,073
Goodwill	585	478
Other intangible assets — net	402	290
Deferred income taxes	4	4
Other assets	121	102
Total assets	$5,470	$5,091

Liabilities and equity
Current liabilities
Short-term borrowings	$49	$23
Accounts payable and accrued liabilities	615	698
Total current liabilities	664	721

Non-current liabilities	194	157
Long-term debt	2,163	1,804
Deferred income taxes	202	180
Share-based payments subject to redemption	18	22

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares-$0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares-$0.01 par value — 77,810,875 shares issued at June 30, 2015 and December 31, 2014	1	1
Additional paid-in capital	1,162	1,164
Less: Treasury stock (common stock; 6,448,476 and 6,488,605 shares at June 30, 2015 and December 31, 2014, respectively) at cost	(483)	(481)
Accumulated other comprehensive loss	(887)	(782)
Retained earnings	2,405	2,275
Total Ingredion stockholders’ equity	2,198	2,177
Non-controlling interests	31	30
Total equity	2,229	2,207

Total liabilities and equity	$5,470	$5,091

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
( In millions )	2015	2014

Cash provided by operating activities:
Net income	$195	$180
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96	98
Charge for fair value mark-up of acquired inventory	6	—
Decrease (increase) in margin accounts	(7)	17
Increase in other trade working capital	(97)	(103)
Other	55	37
Cash provided by operating activities	248	229

Cash used for investing activities:
Payment for acquisition, net of cash acquired of $16	(332)	—
Capital expenditures, net of proceeds on disposals	(128)	(116)
Short-term investments	14	—
Cash used for investing activities	(446)	(116)

Cash provided by (used for) financing activities:
Proceeds from (payments on) borrowings, net	385	(41)
Issuance (repurchase) of common stock, net	(25)	9
Dividends paid (including to non-controlling interests)	(63)	(65)
Excess tax benefit on share-based compensation	4	3
Cash provided by (used for) financing activities	301	(94)

Effect of foreign exchange rate changes on cash	(26)	(1)
Increase in cash and cash equivalents	77	18
Cash and cash equivalents, beginning of period	580	574
Cash and cash equivalents, end of period	$657	$592

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(Dollars in millions)	2015	2014	%	2015	2014	%

Net Sales
North America	$869.1	$819.5	6%	$1,623.1	$1,556.4	4%
South America	250.0	304.8	(18)%	508.1	598.6	(15)%
Asia Pacific	191.7	203.2	(6)%	378.7	388.5	(3)%
EMEA	138.1	155.2	(11)%	269.2	296.3	(9)%
Total	$1,448.9	$1,482.7	(2)%	$2,779.1	$2,839.8	(2)%

Operating Income
North America	$127.2	$110.4	15%	$229.2	$175.5	31%
South America	20.0	16.4	22%	44.7	46.3	(3)%
Asia Pacific	28.0	27.5	2%	53.6	53.2	1%
EMEA	22.9	25.3	(9)%	45.1	46.5	(3)%
Corporate	(18.3)	(17.0)	8%	(36.1)	(36.6)	(1)%
Sub-total	179.8	162.6	11%	336.5	284.9	18%
Restructuring charge	—	—		(10.4)	—
Acquisition/integration costs	(4.0)	—		(7.8)	—
Charge for fair value mark-up of acquired inventory	(3.3)	—		(6.3)	—
Total	$172.5	$162.6	6%	$312.0	$284.9	10%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as costs related to the Penford acquisition, impairment and restructuring costs, and certain other unusual items. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Net Income and Adjusted Diluted Earnings Per Share (“EPS”) to GAAP Net Income and Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2015		June 30, 2014		June 30, 2015		June 30, 2014
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$106.7	$1.47	$102.6	$1.35	$190.3	$2.62	$175.2	$2.31

Add back:

Restructuring charge, net of income tax benefit of $4.0 million	—	—	—	—	6.4	0.09	—	—

Acquisition/integration costs, net of income tax benefit of $1.3 million and $2.2 million, respectively	2.7	0.04	—	—	5.6	0.08	—	—

Charge for fair value mark-up of acquired inventory, net of income tax benefit of $1.2 million and $2.3 million, respectively	2.1	0.03	—	—	4.0	0.05	—	—

Non-GAAP adjusted net income	$111.5	$1.53	$102.6	$1.35	$206.3	$2.83	$175.2	$2.31

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Operating Income to GAAP Operating Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2015	2014	2015	2014

Operating income	$172.5	$162.6	$312.0	$284.9

Add back:

Restructuring charge	—	—	10.4	—

Acquisition/integration costs	4.0	—	7.8	—

Charge for fair value mark-up of acquired inventory	3.3	—	6.3	—

Non-GAAP adjusted operating income	$179.8	$162.6	$336.5	$284.9

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Effective Income Tax Rate to GAAP Effective Income Tax Rate

(Unaudited)

	Income before		Provision for		Effective Income Tax
	Income Taxes (a)		Income Taxes (b)		Rate (b/a)
	2015		2015		2015
(Dollars in millions)	Second Qtr	First Half	Second Qtr	First Half	Second Qtr	First Half

As Reported	$156.2	$281.6	$47.3	$87.1	30.3%	30.9%

Add back:

Restructuring charge	—	10.4	—	4.0

Acquisition / integration costs	4.0	7.8	1.3	2.2

Charge for fair value mark-up of acquired inventory	3.3	6.3	1.2	2.3

Adjusted non-GAAP	$163.5	$306.1	$49.8	$95.6	30.5%	31.2%